EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-35941, 33-43868, 33-43866, 33-45994, 33-45142, 33-54382, 33-65125, 33-69946, 33-75088, 333-28593 and 333-80729 on Form S-3 and the Registration Statement Nos. 33-85154, 333-72916, 333-72918, 333-72920, 333-113387, 333-113388 and 333-126651 on Form S-8 of our reports dated March 16, 2006, relating to the consolidated financial statements of Bentley Pharmaceuticals, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bentley Pharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 16, 2006